UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 9, 2015

NIELSEN HOLDINGS PLC

(Exact name of Registrant as specified in its charter)

England and Wales	001-35042	98-1225347
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

85 Broad Street New York, New York 10004 +1 (646) 654-5000	AC Nielsen House London Road Oxford Oxfordshire OX3 9RX United Kingdom +1 (646) 654-5000

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2015, Mr. Stephen Hasker, currently Global President of Nielsen Holdings plc (“Nielsen”), was appointed Global President and Chief Operating Officer of Nielsen effective January 1, 2016.

Mr. Hasker, 46, has been Nielsen’s Global President since August 2014. Before that, he was Nielsen’s President, Global Product Leadership since February 2013. Mr. Hasker joined Nielsen in November 2009 and served as President, Global Media Products and Advertiser Solutions until February 2013 where he led Nielsen’s TV and digital audience measurement, advertising effectiveness and social media solutions. Mr. Hasker was at McKinsey & Company from July 1998 through October 2009, and served as a partner of the firm in the Global Media, Entertainment and Information practice. Prior to McKinsey, Mr. Hasker spent five years in several financial roles in the U.S., Russia and Australia. Mr. Hasker has also been a board member of Global Eagle Entertainment, Inc. since April 2015. Mr. Hasker holds an undergraduate economics degree from the University of Melbourne, has an MBA and a Masters in International Affairs both with honors from Columbia University and is a member of the Australian Institute of Chartered Accountants.

Mr. Hasker’s annual salary remains at $900,000. Pursuant to Nielsen’s Annual Incentive Plan, his incentive opportunity for the 2016 performance year was set at $1.1 million. The actual amount payable is subject to the achievement of certain performance goals and is expected to be paid in cash in the first quarter of 2017. In February 2016, Mr. Hasker is expected to be granted performance-based restricted stock units (“RSUs”) under Nielsen’s 2016 Long-Term Performance Plan with a value of $1.5 million. Performance-based RSUs cliff vest in three years depending upon the achievement of certain performance goals. Mr. Hasker will also be eligible for future grants under the Nielsen Holdings 2010 Stock Incentive Plan and is expected to receive a grant of stock options and RSUs in 2016 with a combined value of $1.5 million. The actual number of stock options and RSUs to be granted will vary depending on the value of a Nielsen share and the related Black-Scholes value on the date of grant. Other compensation and benefits remain as previously disclosed.

As previously announced, Mr. Brian J. West, Nielsen’s Chief Operating Officer, tendered his resignation effective as of the close of business on December 31, 2015. In connection with his departure, his unvested equity granted under the Nielsen Holdings 2010 Stock Incentive Plan is forfeited with the following exceptions: (1) RSU and stock option tranches that were otherwise due to vest in 2016 had his employment continued will vest pro rata based on his length of employment between the scheduled 2015 and 2016 vesting dates, (2) RSUs awarded in 2014 and 2015 under Nielsen’s Annual Incentive Plan with respect to the 2013 and 2014 performance years will continue to vest according to the normal two-year ratable vesting schedule, (3) performance-based RSUs awarded under the 2014 and 2015 Long-Term Performance Plan will vest on a pro rata basis through his date of termination and will be payable, pending achievement of the performance objectives, at the end of the respective performance periods, and (4) Mr. West’s payment pursuant to Nielsen’s Annual Incentive Plan with respect to the 2015 performance year will be made entirely in cash (as opposed to 75% in cash and 25% in RSUs). Mr. West will have six months from his date of termination to exercise his vested stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2015

NIELSEN HOLDINGS PLC

By:	/s/ Eric J. Dale
Name:	Eric J. Dale
Title:	Chief Legal Officer